Exhibit 10.2
Sipex Corporation
Non-Employee Director Compensation Plan
Annual Retainer Schedule
Category

Annual Cash
Compensation
John D. Arnold, Audit Committee Member	$32,000
Joseph C. Consoli, Chairman of Audit Committee	$38,000
Brian Hilton, Audit Committee Member	$32,000
Douglas M. McBurnie*	$28,000
Lionel H. Olmer, Chairman of Compensation Committee	$30,000
Thomas P. Redfern	$28,000

*	Mr. McBurnie will receive only $14,000 of the annual cash compensation amount as he was employed as the interim Chief Executive Officer for Sipex during the first half of 2005.
All fees are paid quarterly in arrears. In addition, Sipex reimburses directors for reasonable travel and other expenses incurred in attending meetings or participating in professional development and education activities. All changes to the 2005 Non-Employee Director Compensation Plan are effective January 1, 2005.
In addition, each of the directors is entitled to an option to purchase 10,000 shares of Sipex common stock, which vests in equal quarterly installments over the one-year period ending July 18, 2006. Furthermore, each member of the Audit Committee is entitled to an additional option to purchase 15,000 shares of fully vested Sipex common stock, in consideration for the increased service to Sipex as a result of the ongoing internal investigation.